NW Natural (ticker: NWN, exchange: New York Stock Exchange) News Release -
 5/16/2002
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NW Natural and Enron Agree to Terminate Sale of PGE

PORTLAND, Ore., May 16, 2002 -- Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, announced today that it has reached an agreement-in-principle with Enron Corp. to terminate the stock purchase agreement entered into on October 5, 2001, under which NW Natural was to acquire Portland General Electric Company
(PGE), a wholly-owned subsidiary of Enron. NW Natural expects that final documentation of the termination agreement will be entered into soon following the approval of Enron's board of directors.

The termination of the stock purchase agreement will be subject to, and become effective upon, the satisfaction of the following conditions: a) approval of the termination agreement by Enron's Bankruptcy Court and b) consent of the lenders from whom Enron has obtained debtor-in-possession financing.

The termination agreement will include mutual releases from any legal action associated with the stock purchase agreement.

"The agreement signed last October, before Enron's problems began, simply doesn't work given the complexities of the situation," said Richard G. Reiten, Chairman and Chief Executive Officer of NW Natural.

Reiten expressed his gratitude to the Oregon Public Utility Commission (OPUC) and its staff. "This was not a simple approval application. The OPUC and its staff deserve a lot of credit for moving it forward quickly and in a constructive manner. I can't say enough about their professionalism and efficiency."

Reiten added that with or without PGE, NW Natural has a bright future. "We are one of the fastest growing and most efficient natural gas distribution companies in the nation. There are many opportunities ahead to deliver even greater value to our customers and shareholders."

NW Natural is Oregon's largest gas distribution company with more than 530,000 customers in Oregon and Southwest Washington.

PRESS CONTACT:           Steve Sechrist
                         503/226-4211 Ext. 3517

INVESTOR CONTACT:        James Boehlke
                         503/721-2451
                         503/226-4211 Ext. 2451